                                 LOAN AGREEMENT



THIS LOAN AGREEMENT is dated as of May __, 1998, by and between BRUNSWICK TECHNOLOGIES, INC., a Maine corporation with a place of business in Brunswick, Maine (hereinafter referred to as the "Borrower" or the "Debtor" or the "Company"), and FLEET BANK OF MAINE, a Maine banking corporation with a place of business in Portland, Maine (hereinafter called "Lender" or the "Bank").

     In consideration of the mutual covenants and promises hereinafter set forth, Borrower and Bank agree as follows:


SECTION 1. DEFINITIONS
           -----------

     1.1 As used herein, unless otherwise specifically defined, the following capitalized words and phrases shall have the following meanings:

          "BANKING DAY" means any day of the week other than (a) Saturday or Sunday or (b) any other day on which banks in the City of Portland, Maine are not required or authorized to conduct the business of banking and, for each such day, when used in connection with a LIBOR Loan, means a day on which deposits in Dollars may be dealt with in the London interbank market.

          "CAPITAL LEASE" means any lease of property (real, personal or mixed) which, in accordance with GAAP, should be capitalized on the lessee's balance sheet or for which the amount of the asset and liability hereunder if so capitalized should be disclosed in a note to such balance sheet.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "CONSENTS" means, in respect of any person, any permit, license or exemption from, approval, consent of, registration or filing with any local, state or federal governmental or regulatory agency or authority, required under applicable law.

          "CONSOLIDATED INTEREST EXPENSE" shall mean, with reference to any period, the total interest expense (not net of interest income other than intercompany interest that is netted out in consolidation) of the Borrower and its Subsidiaries for such period (including, without limitation, interest expense attributable to Capital Leases), all determined in accordance with GAAP on a consolidated basis.



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          "CONSOLIDATED TOTAL LIABILITIES" All liabilities of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP and Indebtedness of the Borrower and its Subsidiaries, whether or not so classified.

          "ERISA" means the Employee Retirement Income Security Act of 1974.

          "EUROCURRENCY RESERVE PERCENTAGE" means, for any LIBOR Interest Period in respect of any LIBOR Loan, as of any date of determination, the aggregate of the then stated maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, applicable to such LIBOR Interest Period (or if more than one such percentage is applicable, the daily average of such percentages for those days in such LIBOR Interest Period during which any such percentage shall be so applicable) by the Board of Governors of the Federal Reserve System, any successor thereto, or any other banking authority, domestic or foreign, to which Bank may be subject in respect of eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Federal Reserve Board) or in respect of any other category of liabilities including deposits by reference to which the interest rate on a LIBOR Loan is determined or any category of extension of credit or other assets that include the LIBOR Loan. For purposes hereof, such reserve requirements shall include, without limitation, those imposed under Regulation D of the Federal Reserve Board and the LIBOR Loan shall be deemed to constitute Eurocurrency Liabilities subject to such reserve requirements without benefit of credits for proration, exceptions or offsets which may be available from time to time to any Bank under said Regulation D.

          "FIFO" means the lower of standard costs or market which approximates the first in, first out method of accounting.

          "FINANCIALS" means, in respect of any period, the consolidated balance sheet of the Borrower and Guarantors, on a consolidated basis, as at the end of such period, and the related consolidated statement of income and consolidated statement of cash flows for such period, each with consolidating schedules, setting forth in comparative form the figures for the previous fiscal period, calculated on a FIFO basis in reasonable detail in accordance with GAAP.

          "GAAP" means generally accepted accounting principles consistent with those adopted by the Financial Accounting Standards Board and its predecessor,
(a) generally, as in effect from time to time, and (b) for purposes of determining compliance by the Borrower with its financial covenants set forth herein, as in effect for the fiscal year ended on the Balance Sheet Date.

          "GUARANTORS" means Advanced Textiles, Inc. and Brunswick Technologies Europe Limited.


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          "GUARANTY" means the unlimited and unconditional guaranty of the
Obligations executed by the Guarantors.

          "INDEBTEDNESS" or "CONSOLIDATED INDEBTEDNESS" means all items (except items of capital stock or capital paid-in surplus or retained earnings) which in accordance with generally accepted accounting principles ("GAAP") would be included in determining total liabilities as shown on the liability side of the consolidated balance sheet of the Borrower and its Subsidiaries as of the date on which such indebtedness is to be determined.

          "LIBOR" means, for any LIBOR Interest Period with respect to a LIBOR Rate Loan, the quotient (rounded upwards, if necessary, to the nearest one sixteenth of one percent (1/16th of 1%)) of: (x) the per annum rate of interest, determined by Bank in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 a.m. (London time) two Banking Days prior to the beginning of such LIBOR Interest Period pertaining to such LIBOR Rate Loan, appearing on Page 3750 of the Telerate Service (or any successor or substitute page of such Service, or any successor to or substitute for such Service providing rate quotations comparable to those currently provided on such page of such Service, as determined by Bank from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) as the rate in the London interbank market for dollar deposits in immediately available funds with a maturity comparable to such LIBOR Interest Period DIVIDED BY (y) a number equal to 1.00 MINUS the Eurocurrency Reserve Percentage. In the event that such rate quotation is not available for any reason, then the rate (for purposes of clause (x) hereof) shall be the rate, determined by Bank as of approximately 11:00 a.m. (London time) two Banking Days prior to the beginning of such LIBOR Interest Period pertaining to such LIBOR Rate Loan, to be the average (rounded upwards, if necessary, to the nearest one sixteenth of one percent (1/16th of 1%)) of the per annum rates at which dollar deposits in immediately available funds in an amount comparable to such LIBOR Rate Loan and with maturity comparable to such LIBOR Interest Period are offered to the prime banks by leading banks in the London interbank market. The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Percentage.

          "LIBOR INTEREST PERIOD" means for any LIBOR Loan the period commencing on the date such Loan is made and ending on the last day of such period as selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding LIBOR Interest Period and ending on the last day of such period as selected by the Borrower pursuant to the provisions below. The duration of each LIBOR Interest Period for any


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LIBOR Rate Loan shall be thirty (30) days, sixty (60) days, ninety (90) days, one hundred twenty (120) days, one hundred fifty (150) days, one hundred eighty
(180) days or three hundred sixty (360) days, in each case as the Borrower may select upon notice, as set forth herein, provided that if any such LIBOR Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a Banking Day, that LIBOR Interest Period shall be extended to the next succeeding Banking Day. Each determination by the Bank of any LIBOR Interest Period shall, in the absence of manifest error, be conclusive and, at the Borrower's request, the Bank shall demonstrate the basis for any such determination. If the Borrower shall fail to give notice of a new LIBOR Loan in accordance with the terms hereof following the end of a LIBOR Interest Period, the Borrower shall be deemed to have requested a conversion of the affected LIBOR Rate Loan to a Prime Rate Loan on the last day of the then current LIBOR Interest Period with respect thereto. Any LIBOR Interest Period relating to any LIBOR Rate Loan that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

          "LIBOR LOANS" means any Loan made by Bank to Borrower under Section 2 hereof from time to time in an amount not less than $100,000 for which interest is to be computed on the basis of the LIBOR Rate.

          "LIBOR PORTION" means the portion of any Loan specified in a LIBOR Rate Request which is not less than $100,000 in the aggregate (and thereafter in increments of $100,000) and which does not exceed the availability under the revolving credit facility established under Section 2 hereof, and which as of the date of the request has met all conditions for basing the interest on such advance on LIBOR.

          "LIBOR RATE" means for any LIBOR Loan made by Bank to Borrower pursuant to Section 2 hereof the per annum rate of interest equal to LIBOR for the LIBOR Interest Period for which interest is to be determined based on LIBOR Rate plus 1.75% per annum.

          "LIBOR RATE OPTION" The option granted pursuant to Section 2 of this Loan Agreement to have interest on all or any portion of the principal amount of a revolving credit loan based on LIBOR.

          "LIBOR RATE REQUEST" means the notice in writing (or by telephonic communication confirmed in writing on the same day as the telephonic request) from the Borrower to the Bank requesting that interest on all or a qualified portion of a Loan made pursuant to Section 2 hereof be based on the LIBOR Rate, which request shall be received by 11:00 a.m. Portland, Maine time at least two
(2) Banking Days prior to the date of any proposed LIBOR Loan, which request shall specify the first day of the LIBOR Interest Period, the proposed length of the LIBOR Interest Period and the dollar amount


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of the LIBOR Portion (which shall not be less than $100,000), and such other information as the Bank may require, subject in all cases to the terms and provisions hereof.

          "LIEN" as applied to the property of any person shall mean any charge, conditional sale or other title retention agreement, lease constituting a capital lease, lien, mortgage, pledge or other security interest or encumbrance of any kind in respect of any property of such person, or upon the income, rents or profits therefrom; any arrangement, express or implied under which any property of such a person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation or priority to the payment of the general, unsecured creditors of such person; any indebtedness for wages or indebtedness arising for any other reason which if unpaid more than 30 days after the same shall have become due and payable under Chapter 5 of the United States Bankruptcy Code or any other law (whether or not the events or conditions (other than the existence of such indebtedness or the initiation of legal proceedings available generally to unsecured creditors) set forth in such law have occurred and been satisfied) would be given any priority whatsoever over general unsecured creditors of such persons; and the execution and delivery by Borrower of, or any agreement to give any financing statement under the Uniform Commercial Code or its equivalent or analog in any jurisdiction.

          "LOAN" or "LOANS" means the loans or advances made by the Bank to the Borrower from time to time pursuant to Section 2 hereof.

          "LOAN DOCUMENTS" means this Agreement, the Note issued to evidence the Loans, the Guaranty, and any and all instruments, documents and agreements evidencing, governing or otherwise in any way relating to the Obligations, whether now existing, executed contemporaneously herewith, or executed at any time in the future, as the same may be amended, extended, renewed, restated or otherwise modified from time to time.

          "MATERIALLY ADVERSE EFFECT" means any materially adverse effect on the financial condition or business operations of the Borrower or any material impairment of the ability of the Borrower to perform its Obligations.

          "MATURITY DATE" means the earliest of May 31, 1998 (or such other date occurring after May 31, 1998, as Bank may, in its sole discretion, designate as the stated Maturity Date in a writing delivered by Bank to Borrower in which Bank states that it is extending the stated Maturity Date for purposes of this Agreement, in which case that date shall be the Maturity Date for purposes of this Agreement), or demand.

          "NET INCOME" means the Net Income of the Borrower, calculated on a FIFO basis in accordance with GAAP, after deduction of all of the Borrower's expenses, taxes


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and other proper charges (after eliminating therefrom all extraordinary non-recurring items of income).

          "NOTE" or "NOTES" means the promissory note issued by the Borrower to the Bank pursuant to Section 2, together with any and all amendments and modifications thereto, substitutions therefor and renewals and extensions and rearrangements thereof.

          "OBLIGATIONS," as used herein, means any and all notes (including, without limitation, the Note issued by Borrower pursuant to Section 2 hereof, together with any amendments thereto, extensions or renewals thereof or substitutions therefor), liabilities, advances, loans, sums due or to become due under any letters of credit and indebtedness of Borrower to Bank of every kind, nature and description (whether or not evidenced by any note or other instrument, and whether or not for the payment of money), direct or indirect, absolute or contingent, primary or secondary, joint or several, secured or unsecured, due or to become due, now existing or hereafter arising, regardless of how they arise or were acquired, also, including, without limitation, those facilities listed on SCHEDULE 1.1 attached hereto, any liability of Borrower to Bank as a guarantor or surety of the indebtedness or liabilities of others, obligations to perform acts and refrain from taking action as well as obligations to pay money, and all interest, fees, charges and expenses (including reasonable attorneys' fees) paid or incurred by Bank at any time in connection with the commitment for, preparation, execution, delivery, amendment, review, perfection, administration and/or enforcement of this Agreement and any other of the Loan Documents and any and all obligations of Borrower to Bank pursuant to the Loan Documents.

          "PERMITTED LIENS" are any liens, security interests and other encumbrances permitted by Section 6.2 hereof.

          "PERSON" shall mean any individual, corporation, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

          "PREPAYMENT FEE" or "PREPAYMENT PREMIUM" shall mean the payment required in the event of any prepayment of principal on the Note prior to the end of an applicable LIBOR Interest Period which amount shall be calculated as follows: the latest published rate preceding the date of a prepayment for United States Treasury Notes or Bills (Bills on a discounted basis shall be converted to a bond equivalent) as published weekly in the Federal Reserve Statistical Release with a maturity date closest to the expiration date of the LIBOR Interest Period shall be subtracted from the Matched Rate (the "Matched Rate" shall mean the rate of interest then payable on the Note for the LIBOR Interest Period). If the result is zero or a negative number, no prepayment premium shall be payable. If the result is a positive number, that number shall be


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multiplied by the amount of the principal balance being repaid. The resulting amount will be divided by 360 and multiplied by the number of days remaining on the LIBOR Interest Period. Said amount shall be reduced to present value calculated by using the number of days remaining in the designated term and using the above-referenced United States Treasury Note or Bill rate and the number of days remaining in the Term Note as of the date of prepayment. The resulting amount shall be a Prepayment Premium due to the Bank on any prepayment of the Note. Appropriate adjustments shall be made for partial prepayments.

          "PRIME RATE" or "PRIME LENDING RATE" means the annual rate of interest designated by the Bank at its main branch in Portland, Maine, from time to time, for the internal guidance of its lending personnel, as its "Prime Lending Rate", whether or not such rate is otherwise published. The Prime Lending Rate is simply an indicator rate for all loans making reference thereto and is not necessarily the lowest or most favorable rate provided by Bank to any particular group of borrowers. The Prime Lending Rate floats upward and downward, automatically, at the time specified in any announcement relating thereto, without any special notice to Borrower. If the Bank shall cease designating such a rate, for any reason, then the term "Prime Lending Rate" shall mean the rate of interest published in the WALL STREET JOURNAL as the Prime Rate or the base rate on corporate loans for large United States money center banks, as it may vary from time to time.

          "REQUIREMENT OF LAW" means, in respect of any person or entity, any law, treaty, rule, regulation, the interpretation or application thereof, or determination of an arbitrator, court, or other governmental authority, in each case applicable to or binding upon such Person or affecting any of its property.

          "SUBSIDIARY" means any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock, including without limitation the Guarantors.

          "TANGIBLE NET WORTH of the Borrower means, as of the date of any determination thereof, the aggregate book value of the assets of the Borrower and its Subsidiaries on a consolidated basis (after deduction therefrom of all applicable reserves and allowances) minus any of the following to the extent the same has been included in the calculation of aggregate book value (without duplication) (i) total liabilities, (ii) any write-up in the value of assets occurring after the date hereof, and (iii) all intangibles including, but not limited to, investments in and loans to Subsidiaries, goodwill, leasehold improvement, patents, trademarks and the like.

     1.2 RULES OF INTERPRETATION. (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented and in effect


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from time to time in accordance with its terms and the terms of this Loan
Agreement; (b) the singular includes the plural and the plural includes the singular; (c) a reference to any law includes any amendment or modification to such law; (d) a reference to any Person includes its permitted successors and assigns; (e) accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer; (f) all calculations for the purposes of Section 7 hereof shall be made in accordance with GAAP; (g) the words "include", "includes" and "including" are not limiting; (h) all terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of Maine, have the meanings assigned to them therein; (i) reference to a particular "Section" refers to that section of this Loan Agreement unless otherwise indicated; and (j) the words "herein", "hereof", "hereunder" and words of like import shall refer to this Agreement as a whole and not to any portion, section or subdivision of this Agreement.

SECTION 2. REVOLVING CREDIT LOANS
           ----------------------

     2.1 ESTABLISHMENT OF REVOLVING CREDIT FACILITY. (a) Subject to the terms and conditions hereof, and in reliance on the representations and warranties of the Borrower set forth herein, Bank agrees to advance to Borrower from time to time, up to $4,000,000 under the revolving credit facility established under this Section 2. The Borrower may borrow, repay, and prepay amounts advanced hereunder, subject in all cases to the terms hereof.

          (b) Loans (which shall be in minimum amounts of $100,000) shall be made at such times as Borrower shall request by notice given no later than 2:00 p.m. on the day when the Loan is to be made as to any advance hereunder bearing interest at the Prime Lending Rate, except for LIBOR Loans, which shall be subject to all requirements of a LIBOR Rate Request.

          (c) The Borrower hereby authorizes its chief financial officer, treasurer or assistant treasurers to request advances by telephone (a "Telephonic Advance Request"). All Telephonic Advance Requests shall be followed by written confirmation transmitted by telecopier. Bank shall have no obligation to inquire into the circumstances, use, purpose, disposition or application of funds advanced pursuant to a Telephonic Advance Request and shall have no liability relating thereto.

          (d) This facility shall expire on and all amounts due hereunder shall become due and payable on the earlier of demand or the Maturity Date.

          (e) In the absence of demand by Bank, the Borrower may borrow, repay and reborrow from time to time amounts under this line of credit through the Maturity Date, provided that in no event shall the aggregate principal amount outstanding


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hereunder exceed $4,000,000 (the "Revolving Credit Commitment Amount"). Any
revolving credit advance not previously repaid shall be due and payable on the earlier of demand or the Maturity Date.

     2.2 INTEREST RATE APPLICABLE ON REVOLVING CREDIT ADVANCES. (a) The rate of interest due and payable on each advance hereunder shall be a per annum rate equal to the Prime Lending Rate per annum unless Borrower elects a fixed rate pricing option for such advance based on LIBOR, in which case the advance in respect of which a fixed rate pricing option has been chosen shall bear interest at the applicable LIBOR Rate for the LIBOR Interest Period, so selected by the Borrower in the request for such an advance. If Borrower does not notify Bank of an alternative interest rate option prior to the end of the applicable fixed rate interest period, interest on the outstanding principal amount of such advance shall convert automatically to a Prime Lending based index and accrue at the Prime Lending Rate until an alternative rate is chosen in accordance with the terms hereof. Interest shall be adjusted daily and calculated on the basis of a three hundred sixty (360) day year counting the actual number of days elapsed. The change in the rate of interest due and payable on a Loan shall be effective on the date of any change in the Prime Lending Rate as to any advance bearing interest at the Prime Lending Rate.

          (b) Subject to the terms and conditions hereof and so long as there exists no event of default hereunder or under the Note evidencing Loans under this Section 2, the Borrower, in its sole discretion upon notice to the Bank in the form required in any fixed rate request, may elect to have the principal amount of an advance under this credit facility accrue and bear daily interest during LIBOR Interest Period so selected in said notice at a LIBOR Rate, as applicable. Once selected, the applicable fixed rate shall be the rate of interest per annum paid by Borrower in respect of any such advance so designated for the interest period so selected. Upon expiration of any such interest period, the Borrower may select further fixed rate pricing options for the next succeeding fixed rate interest period in accordance with the terms hereof or, in the absence of such an election, the advance shall bear interest at the Prime Lending Rate.

     2.3 PAYMENTS OF PRINCIPAL AND INTEREST. Interest payments shall be due and payable monthly in arrears on the first day of each month commencing on the first such date next succeeding the date hereof and continuing thereafter on the first day of each month so long as Loans hereunder remain available or outstanding. Principal payments shall be repaid on the earlier of demand or on the Maturity Date.

     2.4 REVOLVING CREDIT NOTE. The Loans made by Bank pursuant to this Section 2 shall be evidenced by the execution and delivery of a revolving credit note substantially in the form attached hereto as EXHIBIT A (the "Revolving Credit Note"), payable to the order of the Bank, on demand, duly executed on behalf of the Borrower, dated as of the Closing Date and in the original principal amount of Four Million Dollars ($4,000,000). The then


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outstanding principal balance of the Revolving Credit Note shall be due and payable on the earlier of demand or the Maturity Date.

     2.5 PAYMENT OF PREPAYMENT FEE. Any loans or advances hereunder bearing interest at the LIBOR Rate may be prepaid in full prior to the end of the applicable LIBOR Interest Period only with the consent of the Bank and only upon payment of the applicable Prepayment Fee, if any. Prime Lending Rate based loans may be prepaid in part or in full without prepayment penalty.

     2.6 OVERDUE PAYMENTS. In the event that the Borrower shall fail to make any payment of the principal of, or interest on the Revolving Credit Note when due, whether at a date fixed for the payment of any installment or prepayment thereof, and such failure continues for more than ten (10) days, Borrower shall pay to Bank upon demand a late fee of five percent (5%) of the overdue installment amount. The holder of this Note also shall have the right to charge interest on the unpaid principal balance hereof at an interest rate equal to the sum of four percent (4%) per annum PLUS the rate of interest otherwise payable as provided herein upon demand following, and during the continuance of a Default or Event of Default under this Agreement or any of the Loan Documents, but only following the expiration of any applicable period of grace without a cure having been effected. The failure by the holder of the Revolving Credit Note to collect any such late charge or to apply a default rate of interest on one occasion shall not be deemed a waiver by the holder of the Note of its right to collect late charges in any other instance involving a late payment hereunder, or to apply a default rate of interest thereafter following any such failure to pay.

     2.7 MONTHLY STATEMENTS. After the end of each month, Bank will render to Borrower a statement of Borrower's account activity, showing all applicable credits and debits as of the date specified in said statement. Absent manifest error, each statement shall be considered correct and to have been accepted by Borrower and shall be conclusively binding upon Borrower in respect of all charges, debits and credits of whatever nature contained therein under or pursuant to this Agreement, and the closing balance shown therein, unless Borrower notifies Bank in writing of any discrepancy or disagreement within thirty (30) days from the mailing by Bank to Borrower of any such monthly statement.

     2.8 FORM AND TERMS OF PAYMENT. All payments by the Borrower of the principal of or interest on the Revolving Credit Note and of any fee due hereunder shall be made at the address of the Bank set forth in Section 9.1 and shall be made in United States dollars in immediately available funds. The Borrower hereby authorizes the Bank to charge the Borrower's deposit accounts for the purpose of effecting all such payments. If any payment of principal of or interest on the Revolving Credit Note shall become due on a day which is not a Banking Day, such payment may be made on the next succeeding


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Banking Day and such extension shall be included in computing interest in connection with such payment.

     2.9 UNUSED COMMITMENT FEE. Borrower shall pay to Bank an unused commitment fee equal to one-eighth of one percent (.125%) per annum (computed on the basis of the actual number of days elapsed over a 360 day year) of the daily unused portion of the Revolving Credit Commitment Amount, which amount shall be payable quarterly in arrears on the last day of each March, June, September and December of each year, commencing on the first of such dates next succeeding the date hereof, and continuing until Maturity Date, whichever is earlier. The unused commitment fee will be pro-rated for any partial calendar quarter. The unused commitment fee provided for in this Section is in addition to any fees, balances or charges which may be applicable to other services now or hereafter provided to Borrower by the Bank.

     2.10 INABILITY TO DETERMINE LIBOR RATE. In the event that prior to the commencement of any LIBOR Interest Period relating to any LIBOR Rate Loan, Bank shall determine in the exercise of its reasonable commercial judgment that adequate and reasonable methods do not exist for ascertaining the LIBOR Rate for such Interest Period, Bank shall forthwith give notice of such determination (which shall be conclusive and binding on Borrower) to the Borrower. In such event (a) any notice from Borrower requesting a LIBOR Rate for a Loan shall be automatically withdrawn and shall be deemed a request for a Loan bearing interest at the applicable Prime Lending Rate, and (b) each LIBOR Loan will automatically, on the last day of the then current LIBOR Rate Interest Period, convert to an amount accruing interest at the Prime Lending Rate per annum, and no further LIBOR Loans will be permitted until Bank determines in the exercise of its reasonable commercial judgment that the circumstances giving rise to such suspension no longer exist, whereupon Bank shall so notify Borrower.

     2.11 USE OF PROCEEDS. Borrower shall use the proceeds of all loans and advances hereunder derived for working capital, and for any other uses as may be approved in writing by the Bank from time to time.

     2.12 DEMAND OBLIGATIONS. Borrower acknowledges and agrees that the revolving credit loans are demand obligations, as defined in the Maine Uniform Commercial Code, Section 3-108, which may be called by Lender for full and immediate payment at any time, in Lender's sole discretion. Borrower acknowledges and agrees that the demand nature of such obligations is not waived by Lender or otherwise negated or affect in any way, notwithstanding any provisions herein, in the Note evidencing such loans or elsewhere which may indicate Lender's present willingness to accept various payments over time and notwithstanding references in this Agreement or in the Note to Defaults or Events of Default.


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


SECTION 3. CONDITIONS OF LENDING
           ---------------------

     3.1 INITIAL LOAN. The obligation of the Bank to make the initial Loan(s) hereunder is subject to the following conditions:

          (a) On or prior to the date of the first advance, the Bank shall have received the Note, the Guaranty and all other Loan Documents duly completed, executed and delivered.

          (b) The receipt of a favorable opinion of counsel for the Borrower, dated as of such date and in form and substance satisfactory to the Bank and its counsel.

          (c)  A copy of the Borrower's organizational documents.

          (d) All other information and documents which the Bank or its counsel may reasonably have requested in connection with the transactions contemplated by this Agreement, such information and documents where appropriate to be certified by the proper officers of Borrower or governmental authorities.

     3.2 CONDITIONS PRECEDENT TO ALL LOANS. On the date of each Loan hereunder and any advance under the revolving credit facility (a) the representations and warranties of the Borrower contained in Section 4 of this Agreement shall be true on and as of such dates as if they had been made on such dates (except to the extent that such representations and warranties expressly relate to an earlier date or are affected by the consummation of transactions permitted under this Agreement); (b) the Borrower shall be in compliance with all material terms and provisions set forth herein on its part to be observed or performed on or prior to such dates as well as those terms and provisions the non-compliance with which could have a material adverse effect on the business or operations of Borrower or the Bank's ability to recover all Obligations; (c) after giving effect to any Loan hereunder to be made on such dates, no Event of Default, nor any event which with the giving of notice or expiration of any applicable grace period or both would constitute such an Event of Default, shall have occurred and be continuing; (d) since the date of this Agreement, there shall have been no material adverse change in the assets or liabilities or in the financial or other condition of the Borrower or any Guarantor; and (e) upon request of the Bank, the Borrower shall deliver to the Bank an officer's certificate in form satisfactory to the Bank affirming compliance with the conditions of subsection
3.2 as of such. Each request for a Loan made by the Borrower hereunder shall constitute a representation and warranty to the Bank that all of the conditions specified in this subsection 3.2 have been satisfied as of the date of each such Loan.

SECTION 4. REPRESENTATIONS AND WARRANTIES
           ------------------------------

     4.1 CORPORATE AUTHORITY. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine and is duly qualified and is in good standing in every other jurisdiction where it is doing business. The execution, delivery and performance of the Loan Documents by the Borrower and the transactions contemplated hereby and thereby (a) are within the corporate authority of the Borrower, (b) have been duly authorized,
(c) do not conflict with or result in any breach or contravention of any laws or regulations (including without limitation any provision of the Code applicable to Subchapter S corporations) and (d) do not conflict with any provision of the corporate charter or bylaws of, or any agreement or other instrument binding upon, the Borrower. The execution and delivery of the Loan Documents will result in valid and legally binding obligations of the Borrower enforceable against it in accordance with the respective terms and provisions hereof and thereof.

     4.2 GOVERNMENTAL APPROVALS; COMPLIANCE WITH LAWS. The execution, delivery and performance of the Borrower's Obligations, and exercise of the Borrower's rights under the Loan Documents, including the borrowing under this Agreement
(a) do not require any consents from third parties or any person, and (b) are not and will not be in conflict with or prohibited or prevented by (i) any Requirement of Law, or (ii) its corporate charter, bylaws, any resolution or any agreement to which it is a party (including, without limitation, any agreement evidencing the borrowing of money), in each case binding on it or affecting its property. The Borrower is not in violation of its corporate charter, bylaws, any resolution, instrument or agreement to which it is a party or affecting its property, or any Requirement of Law, in a manner which could have a Materially Adverse Effect, including, without limitation, all applicable federal and state tax laws, ERISA and environmental laws.

     4.3 TITLE TO PROPERTIES. The Borrower owns all of the assets reflected in the consolidated balance sheet of the Borrower as of the Balance Sheet Date (December 31, 1996) or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, except Permitted Liens. The Borrower possesses all franchises, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others.

     4.4 FINANCIAL STATEMENTS, ETC. There have been furnished to the Bank (a) Borrower's audited financial statements for the fiscal year ended on December 31, 1996, and (b) its unaudited financial statements as at December 31, 1997, certified by the treasurer of the Borrower. Such financial statements are complete and accurate and fairly present the consolidated financial condition of the Borrower as at the close of business on the respective dates thereof and the results of operations for the respective periods then ended, except that the financial statements referred to in clause (b) are subject to year-end adjustment and are absent of footnotes.

     4.5 NO MATERIAL CHANGES, ETC. Since the Balance Sheet Date, there has occurred no materially adverse change of any kind which could have a Materially Adverse Effect.

     4.6 NO LITIGATION. There are no legal or other proceedings or investigations of any kind pending or threatened against the Borrower before any court, tribunal or administrative agency or board that, if adversely determined, might, either in any case or in the aggregate, have a Materially Adverse Effect.

     4.7 TAX STATUS. The Borrower(s) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (b) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings for which adequate reserves have been established, and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Borrower know of no basis for any claim, except those being contested in good faith and by appropriate proceedings and for which adequate reserves have been established.

     4.8 NO EVENT OF DEFAULT. No Default or Event of Default has occurred and is continuing.

     4.9 CERTAIN TRANSACTIONS. None of the officers, directors, or employees of the Borrower is presently a party to any transaction with the Borrower (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

     4.10 SUBSIDIARIES; AFFILIATES. The Borrower does not have any Subsidiaries, except as disclosed in SCHEDULE 4.10 attached hereto.

SECTION 5. AFFIRMATIVE COVENANTS
           ---------------------

     The Borrower covenants that, until the Loan is fully and indefeasibly paid, it will:

     5.1 PUNCTUAL PAYMENT. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans, all in accordance with the terms thereof.

     5.2  RECORDS AND ACCOUNTS. The Borrower will:

          (a) keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP;

          (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, obsolescence and amortization of its properties, contingencies, and other reserves; and

          (c) permit the Bank to inspect any of the properties of the Borrower, to examine the books of account of the Borrower (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower with and to be advised as to the same by its officers, all at the expense of the Borrower and at such reasonable times and intervals as the Bank may reasonably request.

     5.3 FINANCIAL STATEMENTS, CERTIFICATES AND INFORMATION. The Borrower will deliver to the Bank:

          (a) as soon as practicable, but in any event not later than one hundred and twenty (120) days after the end of each fiscal year of the Borrower, Financials of the Borrower and Guarantors, on a consolidated basis, and Form 10K Report for such fiscal year, certified (as to such Financials) without qualification by a firm of certified public accountants chosen by the Borrower and satisfactory to the Bank, together with a written statement from such accountants to the effect that they have read a copy of this Loan Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default, or, if such accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default, PROVIDED that such accountants shall not be liable to the Banks for failure to obtain knowledge of any Default or Event of Default;

          (b) as soon as practicable, but in any event not later than forty-five (45) days after the end of each fiscal quarter of the Borrower, copies of its Form 10Q Report for such quarter and unaudited Financials of the Borrower and the Guarantors for such quarter and the portion of the fiscal year then elapsed, together with a certification by the chief financial officer or treasurer that the information contained in such financial reports fairly presents the consolidated financial position of the Borrower and all consolidated entities on the date thereof (subject to year-end adjustments);

          (c) simultaneously with the delivery of the financial statements and reports referred to in subsections (a) and (b) above, a statement certified by the chief financial officer or treasurer in substantially the form of EXHIBIT B hereto and setting forth in reasonable detail computations evidencing compliance with the covenants contained in Section 7 (if applicable) and reconciliations to reflect changes in GAAP since the Balance Sheet Date; and

          (d) from time to time such other financial data and information as the Bank may reasonably request.

     5.4 NOTICES. The Borrower will promptly notify the Bank in writing of (a) the occurrence of any Default or Event of Default; (b) (i) any material violation of any environmental law or of ERISA and (ii) any material inquiry, proceeding, investigation, or other action in respect thereof which could have a Materially Adverse Effect; and (c) any material threatened or pending litigation or similar proceedings affecting the Borrower or any material change in any such litigation or proceeding previously reported.

     5.5 CORPORATE EXISTENCE; MAINTENANCE OF PROPERTIES. The Borrower will maintain its chief executive office in the United States and will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises. The Borrower will (a) cause all of its properties to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, and (b) cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

     5.6 TAXES. The Borrower will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its real properties, sale and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property, PROVIDED that any such tax, assessment or other charge need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower shall have set aside on its books adequate reserves with respect thereto; and PROVIDED FURTHER that the Borrower will pay all such taxes, assessments or other charges forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.

     5.7 COMPLIANCE WITH LAWS, CONTRACTS, LICENSES AND PERMITS. The Borrower will comply with (a) the applicable Requirements of Law, including ERISA and all environmental laws, (b) the provisions of its charter document and bylaws, (c) all agreements and instruments by which it or any of its properties may be bound and
(d) all applicable Consents. If any Consent shall become necessary or required in order that the Borrower may fulfill any of its Obligations under any of the Loan Documents, the Borrower will immediately take, or will cause to be taken, all reasonable steps within the power of the Borrower to obtain such Consent and furnish the Bank with evidence thereof.

     5.8 USE OF PROCEEDS. The Borrower will not use the proceeds of the Loan for the purpose of carrying "margin security" or "margin stock" within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

     5.9 FURTHER ASSURANCES. The Borrower will cooperate with the Bank and execute such further instruments and documents as the Bank shall reasonably request to carry out to its satisfaction the transactions contemplated by the Loan Documents.

     5.10 INSURANCE. The Borrower will maintain or cause to be maintained with respect to all insurable properties now or hereafter owned by Borrower insurance against loss or damage by fire, explosion or other casualty to the extent customary, and with customary deductibles, with respect to like properties of companies conducting similar businesses, all in form and substance reasonably satisfactory to Bank, and will also maintain or cause to be maintained public liability and workmen's compensation insurance (or through an individual self-insurance trust established and operated in accordance with Maine laws) insuring the Borrower upon the foregoing terms with respect to other hazards, risks and liabilities to persons and property and, upon request, will furnish to the Bank satisfactory evidence of the same.

     5.11 LIABILITY FOR AND REIMBURSEMENT OF COSTS AND EXPENSES. The Borrower will pay or reimburse the Bank, on demand, for all reasonable expenses (including, without limitation, counsel fees and expenses) incurred or paid by the Bank in connection with the preparation, review, interpretation and amendment or restatement of the Loan Documents and any instrument, agreement or document executed and delivered pursuant thereto or in connection therewith, or with the enforcement by the Bank of its rights as against the Borrower or any other person primarily or secondarily liable to the Bank in respect of any Obligations of the Borrower to the Bank.

     5.12 DEPOSITORY ACCOUNT. The Borrower will maintain its primary deposit relationship with the Bank, so long as any amount remains outstanding or available hereunder.

SECTION 6. CERTAIN NEGATIVE COVENANTS OF THE BORROWER
           ------------------------------------------

     The Borrower covenants and agrees that, so long as any Loan is outstanding or available hereunder:

     6.1 RESTRICTIONS ON INDEBTEDNESS. The Borrower will not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

          (a)  Indebtedness to the Bank;

          (b) Current liabilities of the Borrower incurred in the ordinary course of business not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

          (c) Indebtedness in respect of taxes, assessments or other governmental charges and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 4.6;

          (d) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower shall at the time in good faith be pre-securing an appeal or proceeding for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

          (e)  Indebtedness with respect to worker's compensation awards;

          (f) Indebtedness consisting of obligations in respect of deferred compensation agreements, termination benefits and other employee benefit plans, as each such agreement, benefit and plan is in effect on the date hereof;

          (g) Unsecured and secured Indebtedness listed on SCHEDULE 6.1(G) hereto as in effect on the date hereof and any refinancing thereof in an amount not in excess of the amount outstanding (as to term loans) or committed (as to revolving credit facilities) on the date hereof; or

          (h) With the prior written consent of Bank, which consent may be granted or withheld in the sole discretion of the Bank, additional unsecured Indebtedness.

     6.2 RESTRICTIONS ON LIENS. The Borrower will not (a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of its property or assets of any character whether now owned or hereafter acquired or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days or until past due after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse, except in the ordinary course of business, PROVIDED that the Borrower may create or incur or suffer to be created or incurred or to exist:

               (i) liens to secure taxes, assessments and other government charges or claims for labor, material or supplies in respect of obligations not overdue;

               (ii) deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security obligations;

               (iii) liens in respect of judgments or awards, the Indebtedness with respect to which is permitted by Section 6.1(d);

               (iv) liens of carriers, warehousemen, mechanics and materialmen, and other like liens, in existence less than 120 days from the date of creation thereof in respect of obligations not overdue;

               (v) encumbrances consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereof, landlord's or lessor's liens under leases to which the Borrower is a party, and other minor liens or encumbrances none of which in the opinion of the Borrower interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower, which defects do not individually or in the aggregate have a Materially Adverse Effect;

               (vi) liens securing the Indebtedness permitted under Section 6.1(g) hereof;

               (vii) liens in favor of the Bank securing the Indebtedness incurred under the Loan Documents.

     6.3  (Intentionally omitted)

     6.4 RESTRICTIONS ON INVESTMENTS. The Borrower will not make or permit to exist or to remain outstanding any Investment except Investments in:

          (a) marketable direct or guaranteed obligations of the United States of America or municipalities located in the United States of America or any agencies of either of the foregoing;

          (b) certificates of deposit, bankers acceptances and time deposits of any Bank or any other United States bank having total assets in excess of $500,000,000;

          (c) securities commonly known as "commercial paper" issued by any corporation which is organized and existing under the laws of the United States of America or any state thereof, if at the time of purchase, such commercial paper has been rated and the ratings therefor are not less than "P-2" if rated by Moody's Investors Service, Inc., and not less than "A-2" if rated by Standard & Poor's Corporation; and

          (d) Investments existing on the date hereof listed on SCHEDULE 6.4 hereto.

     6.5  MERGER, CONSOLIDATION AND DISPOSITION OF ASSETS.

          (a) The Borrower will not become party to any merger or consolidation unless it is the surviving corporation thereof.

          (b) The Borrower will not become a party to or agree to or effect any disposition of all or substantially all of its assets (including without limitation any sale and leaseback transaction).

     6.6 NO CHANGE OF BUSINESS. The Borrower will not engage in any business except the businesses now conducted by it and businesses reasonably related thereto.

SECTION 7. FINANCIAL COVENANTS OF THE BORROWER.
           -----------------------------------

     The Borrower covenants and agrees that, so long as any Loan is outstanding:

     7.1 LEVERAGE RATIO. The Borrower will not permit the ratio of Consolidated Total Liabilities to Tangible Net Worth to exceed 1.0 to 1.0.

     7.2 DEBT SERVICE COVERAGE. The Borrower will not permit the ratio of its Debt Service Coverage Ratio for any period of four (4) consecutive fiscal quarters (each such period, a "Measurement Period") to be less than 1.2 to 1.0 for each Measurement Period ending after the date hereof. For purposes of this calculation, Debt Service Coverage Ratio shall be determined by dividing Borrower's (a) Net Income PLUS depreciation, amortization and interest expense for the period in question by
(b) Consolidated Interest Expense PLUS the current maturities of long term debt for the period in question.

     7.3 MEASUREMENT. The leverage ratio under Section 7.1 shall be measured quarterly based upon management prepared financial statements and annually based on independent accountant's audited statements, and the debt service coverage ratio under Section 7.2 shall be measured annually based on independent accountant's audited statements.

SECTION 8. DEFAULTS; REMEDIES
           ------------------

     8.1 EVENTS OF DEFAULT; ACCELERATION. If any of the following events (each an "Event of Default" or a "Default") shall occur:

          (a)  Demand, in the Bank's sole discretion; or

          (b) The Borrower shall default in the payment of the principal of, or any prepayments or interest on the Note, and such default shall continue for five (5) days or default is made in respect of the payment of any other fee or amount due hereunder or thereunder, whether at maturity, by acceleration or at a date fixed for the payment thereof or otherwise, and such default shall continue for five (5) days after written notice of default from Bank to Borrower; or

          (c) The Borrower shall default in the performance of or compliance with the terms and provisions of Sections 4, 5 or 6 hereof; or

          (d) The Borrower shall fail to perform any other term or covenant hereof, and such default (other than a monetary default referred to in paragraph
(a) hereof) is not rectified and cured within fifteen (15) days after notice of default or breach by the Bank to the Borrower; or

          (e) Any material representation or warranty made by the Borrower or any other party in any Loan Document shall prove to have been false or incorrect in any material respect when made; or

          (f) The Borrower or any Guarantor shall default in any payment due on any Indebtedness to a third party, including the Bank or in the performance or compliance with any term of any agreement or document relating to such Indebtedness and such default or breach is not waived by such third party, including the Bank or cured by Borrower or such Guarantor within any applicable cure period or otherwise prior to declaration of default hereunder by Bank, including without limitation failure to pay amounts due under or comply with the terms of or the occurrences of a default or event of default under any of the loan documents described in SCHEDULE 1.1 attached hereto; or

          (g) The Borrower or any Guarantor shall discontinue its business or shall make an assignment for the benefit of creditors, or shall fail generally to pay its debts as such debts become due, or shall apply for or consent to the appointment of or taking possession by a trustee, receiver or liquidator (or other similar official) of the Borrower or any Guarantor or any substantial part of its property, or shall commence a case or have an order for relief entered against it under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or if the Borrower or any Guarantor shall take any action looking to the dissolution or liquidation of the Borrower or any Guarantor;

          (h) A decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower or any Guarantor bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower or any Guarantor in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

          (i) There shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, any final judgment not covered by insurance against the Borrower or any Guarantor that, with other outstanding final judgments not covered by insurance, undischarged, against the Borrower or such Guarantor, exceeds in the aggregate $100,000;

          (j) Any of the Loan Documents shall be cancelled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement consent or approval of the Bank, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower, any Guarantor, or any of their respective shareholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof; or

          (k) The Borrower or any Guarantor shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, either or both of the following actions may be taken, in addition to and not in limitation of any additional remedies as may be set forth herein or in any related Loan Documents or under applicable law: (a) the Bank may declare the principal of and accrued interest in respect of the Note to be forthwith due and payable, whereupon the principal, premium, if any, and accrued interest in respect of the Note shall become forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower, together with all other amounts due hereunder or thereunder; (b) the Bank may proceed to protect, enforce and exercise its rights by an action at law, suit in equity or other appropriate proceeding, including without limitation a right of set-off against any and all deposits, accounts, certificate of deposit balances, claims or other sums at any time credited by or due from the Bank to the Borrower. Notwithstanding anything to the contrary herein or in any Loan Document, the Bank shall not be obligated to make advances to Borrower under Section 2 hereof following any monetary default or during any cure or grace period following such a default.

SECTION 9. RIGHTS OF SET-OFF
           -----------------

          (a) In addition to Bank's Liens, Borrower hereby expressly grants to Bank the right to set-off against all deposits and other sums at any time held or credited by or due from Bank to Borrower, in accordance with the provisions of this Section 9. The rights of Bank under this Section 9 are in addition to other rights and remedies (including, without limitation, other rights of set-off under law or equity) which Bank may have under law or by agreement.

          (b) Bank is hereby authorized at any time and from time to time, after the occurrence and during the continuation of an Event of Default, to the fullest extent permitted by law, at its option, without notice or demand and without liability, to set off and apply any and all deposits (general or special, time or demand, provisional or final, excepting, however, any fiduciary or escrow accounts established by Borrower into which only funds of unrelated third-parties are deposited, and provided that Borrower has informed Bank of the nature of such accounts) at any time held, and other indebtedness at any time owing, by Bank to or for the credit or the account of Borrower against any and all of the Obligations now or hereafter existing under this Agreement, the Notes and the other Loan Documents, in such order and manner as Bank may determine in its sole discretion.

          (c) Borrower agrees, to the fullest extent it may effectively do so under applicable law, that Bank and any holder of a participation in the Note of which Borrower has been given prior notice may exercise rights of set off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of Borrower in the amount of such participation, provided that any such set-off by the holder of a participation shall be subject to the provisions of Section 9(b).

          (d) Borrower hereby grants to Bank a lien, security interest and right of setoff as security for the Obligations, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Fleet Financial Group, Inc., or in transit to any of them. At any time after the occurrence and during the continuation of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any Obligation of Borrower regardless of the adequacy of any other collateral securing the Loan. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO

ANY OTHER COLLATERAL WHICH SECURES THE LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

SECTION 10.    MISCELLANEOUS
               -------------

     10.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be personally delivered or mailed by first class mail, postage prepaid, as follows:

     (a)  If to the Bank:

               Fleet Bank of Maine
               P.O. Box 1280
               Portland, ME 04104-5006
               Attention:  Claude R. Carbonneau, Vice President
               FAX:  (207) 874-5167

          with a copy to:

               Michael E. High, Esq.
               Drummond Woodsum & MacMahon
               245 Commercial Street
               P.O. Box 9781
               Portland, ME  04104-5081
               FAX:  (207) 772-3627

     (b)  If to the Borrower:

               Brunswick Technologies, Inc.
               43 Bibber Parkway
               Brunswick, ME 04011
               Attention: Chief Executive Officer

          with a copy to:

               Daniel G. McKay, Esq.
               Eaton, Peabody, Bradford & Veague, PA
               Fleet Center, Exchange Street
               P.O. Box 1210
               Bangor, ME 04402-1210
               FAX:  (207) 942-3040
or to such other address or addresses as the party to whom such notice is directed may have designated in writing to the other party hereto. A notice shall be deemed to have been given upon the earlier to occur of (i) three (3) days after the date on which it is deposited in the U.S. mails properly addressed, first class postage prepaid, by certified or registered mail, return receipt requested, or (ii) receipt by the party to whom such notice is directed.

     10.2 CROSS DEFAULTS, ETC. It is intended, and the Borrower and the Bank hereby agree that a default under or in respect of any Obligation issued pursuant hereto or any Loan Documents shall constitute a default in respect of the other Obligations of Borrower to Bank, whether now existing or hereafter arising.

     10.3 NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of Bank, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

     10.4 SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of Borrower, Bank, and their respective successors and assigns.

     10.5 GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed and interpreted in accordance with the laws of the State of Maine.

     10.6 WAIVER. Borrower and all other parties liable herefor, whether principal, guarantor, endorser or otherwise, hereby severally waive demand, notice and protest, and waive all recourse to suretyship and guarantorship defenses generally, including but not limited to any extension of time for payment or performance which may be granted to Borrower or to any other liable party, any modifications or amendments to this Agreement or any documents securing payment and performance hereof, any act or omission to act by or on behalf of Bank, any invalidity or unenforceability of security given herefor, any release, whether intentional, unintentional, or by operation of law, or security, any release, whether intentional, unintentional or by operation of law, of a liable party or parties, and all other indulgences of any type which may be granted by Bank to the Borrower or any party liable herefor, and do also agree to pay all costs of collection of the indebtedness evidenced hereby, including reasonable attorneys' fees which may be incurred in connection therewith.

     10.7 SURVIVAL OF REPRESENTATIONS. All representations and warranties of the Borrower and all terms and provisions, covenants and conditions and agreements to be performed by the Borrower herein and in any of the other Loan Documents shall be true and satisfied at the time of the delivery of this Agreement and shall survive the execution and delivery of this Agreement.

     10.8 ENTIRE AGREEMENT. This Agreement and the other Loan Documents, together with the commitment letter attached hereto, contain the entire agreement of the parties hereto and thereto with respect to the matters discussed herein and therein. This Agreement may not be altered or amended except by agreement in writing signed by the parties.

     10.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts each of which shall be an original and all of which shall constitute one agreement.

     10.10 REPLACEMENT NOTES. Upon receipt of an affidavit of an officer of Bank as to the loss, theft, destruction or mutilation of the Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other security document. Borrower will issue, in lieu thereof, a replacement Note or other security document in the same principal amount thereof and otherwise of like tenor.

     10.11 BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that Borrower may not assign or transfer any of its interest hereunder without the prior written consent of the Lender.

           (b) Lender may make, carry or transfer loans at, to or for the account of, any of its branch offices or the office of an affiliate of Lender.

           (c) Lender may assign all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its commitments and the Loans at the time owing to it and the Note held by it) to any financial institution whether as a direct assignment of all or any portion hereof or the sale of a participation interest or interests herein.

           (d) Lender may at any time pledge all or any portion of its rights under the Loan Documents including any portion of the Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release Lender from its obligations under any of the Loan Documents.

          (e) Lender shall have the unrestricted right at any time or from time to time, and without Borrower's consent, to assign all or any portion of its respective rights and obligations hereunder to one or more banks or other financial institutions (each, an "Assignee"), and Borrower agrees that it shall execute, or cause to be executed, such documents, including, without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as Lender shall deem necessary to effect the foregoing. In addition, at the request of Lender and any such Assignee, Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if Lender has retained any of its rights and obligations hereunder following such assignment, to such Lender, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by such Lender prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and Lender after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by Lender in connection with such assignment, and the payment by Assignee of the purchase price agreed to by such Lender, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of Lender hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by Lender pursuant to the assignment documentation between Lender and such Assignee, and such Lender shall be released from its obligations hereunder and thereunder to a corresponding extent.

          (f) Lender shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Borrower, to grant to one or more banks or other financial institutions (each, a "Participant") a participation interest in Lender's obligation to lend hereunder and/or any or all of the Loans held by Lender hereunder. In the event of any such grant by Lender of a participation interest to a Participant, whether or not upon notice to Borrower, such Lender shall remain responsible for the performance of its obligations hereunder and Borrower shall continue to deal solely and directly with Lender in connection with such Lender's rights and obligations hereunder.

          (g) The Lender may furnish any information concerning Borrower in its possession from time to time to prospective Assignees and Participants, provided that such Lender shall require any such prospective Assignee or Participant to agree in writing to maintain the confidentiality of such information.

     10.12 NO ORAL PROMISES. UNDER MAINE LAW, NO PROMISE, CONTRACT OR AGREEMENT TO LEND MONEY, EXTEND CREDIT, FOREBEAR FROM COLLECTION OF A DEBT OR MAKE ANY OTHER ACCOMMODATION FOR THE REPAYMENT OF A DEBT FOR MORE THAN $250,000 MAY BE ENFORCED

IN COURT AGAINST A BANK UNLESS THE PROMISE, CONTRACT OR AGREEMENT IS IN WRITING AND SIGNED BY THE BANK. ACCORDINGLY, BORROWER CANNOT ENFORCE ANY ORAL PROMISE UNLESS IT IS CONTAINED IN LOAN DOCUMENTS SIGNED BY THE BANK NOR CAN ANY CHANGE, FORBEARANCE, OR OTHER ACCOMMODATION RELATING TO THE OBLIGATIONS, THE NOTES OR ANY OTHER OF THE LOAN DOCUMENTS BE ENFORCED, UNLESS IT IS IN WRITING AND SIGNED BY THE BANK. BORROWER ALSO UNDERSTANDS AND AGREES THAT ALL FUTURE PROMISES, CONTRACTS OR AGREEMENTS OF THE BANK RELATING TO ANY OTHER TRANSACTION BETWEEN IT AND THE BANK CANNOT BE ENFORCED IN COURT UNLESS THEY ARE IN WRITING AND SIGNED BY THE BANK. BY EXECUTION OF THIS AGREEMENT AND THE NOTES, BORROWER HEREBY ACKNOWLEDGES AND AGREES THAT THE REQUIREMENT OF A WRITING DESCRIBED IN THIS PARAGRAPH SHALL APPLY TO THIS NOTE, THE OBLIGATIONS, THE LOAN DOCUMENTS, ANY EXTENSION, MODIFICATION, RENEWAL, FORBEARANCE OR OTHER ACCOMMODATION RELATING HERETO OR THERETO AND TO ANY OTHER CREDIT RELATIONSHIP BETWEEN BORROWER AND THE BANK (WHETHER NOW EXISTING OR CREATED IN THE FUTURE), WHETHER OR NOT THE AMOUNT INVOLVED EXCEEDS $250,000.

     10.13 JURY WAIVER. BOTH BANK AND BORROWER AND THEIR SUCCESSORS KNOWINGLY, VOLUNTARILY AND MUTUALLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THE TRANSACTIONS UNDER THIS AGREEMENT, ANY ALLEGED ORAL OR WRITTEN COMMITMENT BY THE BANK, OR ANY COLLECTION PROCEEDINGS WITH RESPECT TO THIS AGREEMENT.



               [The remainder of this page has intentionally been
                left blank. The next page is the signature page.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.


WITNESS:
                                        BRUNSWICK TECHNOLOGIES, INC.


                                        By: /s/ Alan Chesney
--------------------------------            ------------------------------------

                                        Its:    Chief Financial Officer
                                            ------------------------------------


                                        FLEET BANK OF MAINE


                                        By: /s/ Claude Carbonneau
--------------------------------            ------------------------------------

                                        Its:    Vice President
                                            ------------------------------------

                             EXHIBIT/SCHEDULE INDEX



EXHIBIT NO.                                  DESCRIPTION
----------                                   -----------

     A                                       $4,000,000 Revolving Loan Note

     B                                       Compliance Certificate


SCHEDULE NO.                                 DESCRIPTION
-----------                                  -----------

   1.1                                       Obligations

   4.10                                      Subsidiaries; Affiliates

   6.1(g)                                    Indebtedness

   6.4                                       Investments